Delaware PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "YAFARM TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JUNE, A.D. 2006, AT 1:51 O'CLOCK P.M.

 /s/ Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 4835663

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:46 PM 06/16/2006
FILED 01:51 PM 06/16/2006
SRV 060583550 - 4176530 FILE

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

YAFARM TECHNOLOGIES, INC.

First: The name of the corporation is YaFarm Technologies, Inc.

Second: Its registered office in the State of Delaware is to be located at 32 Loockerman Square, Suite 109, City of Dover, County of Kent, Delaware, 19904. The registered agent in charge thereof is Registered Agent Solutions, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Fourth: This Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares of Common Stock which this Corporation is authorized to issue is One 1-lundred Million (100,000,000) shares of Common Stock with a par value of $0.001 per share.

Fifth: The name and mailing address of the incorporator is as follows:

Craig V. Butler, Esq.
The Lebrecht Group, APLC 9900 Research Drive
Irvine, CA 92618

Sixth: The incorporator shall have the powers afforded the same under Title 8. Section 107, of the General Corporation Law of the State of Delaware.

Seventh: The corporation all have a perpetual existence.

Eighth: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Ninth: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amendcd and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

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Tenth: From time to time, any of the provisions of this Certificate of lncotporation may be amended, altered, or repealed and other provisions. authorized by the laws of the State of Delaware at the: time enforced. may be added or inserted in a manner and at the time prescribed by said laws.

Eleventh: The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation.

Twelfth: Elections of directors need not he by written ballot unless the Bylaws of the corporation shall so provide. Meetings of the Board of Director ss may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation tray be kept, subject to any provisions contained in any laws of the State of Delaware, outside the State of Delaware, at such place or places as may be designated from time to time by the Board of Directory or in the Bylaws of the corporation.

THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to Chapter I of Title 8 of the Delaware Code. make- file and record this Certificate. hereby declaring and certifying that this is rn act and deed and the facts herein stated are true.

/s/ Craig V. Butler

Craig V. Butler, Incorporator

Dated: 6/15/2006